Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

L Q CORPORATION, INC.

L Q Corporation, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is L Q Corporation, Inc. The corporation was originally incorporated under the name Liquid Audio, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 21, 1999.

B. Pursuant to Sections 242 of the Delaware General Corporation Law, this Certificate of Amendment amends the provisions of the corporation’s Amended and Restated Certificate of Incorporation (the ”Restated Certificate”).

C. This Certificate of Amendment has been duly adopted and approved by the board of directors and stockholders of the corporation in accordance with the applicable provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law and shall become effective at 6:00 p.m., eastern time, on June 8, 2004.

D. The text of Article IV of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE IV

1. The corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the corporation is authorized to issue is 55,000,000 shares. The number of shares of Common Stock authorized is 50,000,000. The number of shares of Preferred authorized is 5,000,000.

2. Upon this Certificate of Amendment of the corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the ”Effective Time”), every two hundred and fifty (250) shares of the corporation’s Common Stock either issued and outstanding or held by the corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified as and converted (without any further act) into one (1) fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the corporation, provided that no fractional shares shall be issued to any holder of fewer than 250 shares of Common Stock immediately prior to the time this Certificate of Amendment becomes effective, and that instead of issuing such fractional shares, the corporation shall, as may be determined by the Board of Directors of the corporation, either:

(a) arrange for the disposition of fractional interests by those entitled thereto, by the mechanism of having (y) the corporation, either directly or indirectly, aggregate, then sell, such fractional interests and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear; or

(b) pay in cash the fair value of such fractions of a share as of the time when this Certificate of Amendment becomes effective.

3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board). The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

4. The authority of the board of directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of the corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

(g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the board of directors of the corporation, acting in accordance with this Certificate of Incorporation as amended to the date hereof (the ”Restated Certificate”), may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate.

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IN WITNESS WHEREOF, L Q Corporation, Inc., has caused this Certificate of Amendment to be signed by James A. Mitarotonda, its Chief Executive Officer, this 7th day of June, 2004.

/s/ James A. Mitarotonda
James A. Mitarotonda,
Chief Executive Officer